Heartland Payment Systems 90 Nassau Street
Princeton, NJ 08542 888.798.3131
HeartlandPaymentSystems.com

Heartland Payment Systems® Board of Directors Authorizes New
$75 Million Share Repurchase Program

Existing $50 Million Share Repurchase Program Completed

PRINCETON, N.J. — (May 14, 2013) - Heartland Payment Systems (NYSE: HPY), one of the nation's largest payments processors and a leading provider of merchant business solutions, today announced that its Board of Directors has authorized a new $75 million share repurchase program. The open-ended program is effective immediately, and repurchases will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.
The new authorization is a result of the completion of an existing program, which went into effect effective on November 6, 2012, under which the company repurchased 1,667,983 shares of its common stock at an average price of $29.98 per share.
“Over the past 18 months, Heartland has employed its strong cash flow to reward shareholders through $150 million of share repurchases,” said Bob Baldwin, Heartland's vice chairman. “We're pleased to enact this new authorization upon the completion of the previous authorization, and to increase the size from $50 million to $75 million. This new share repurchase program reflects our confidence in the long-term growth of the company and our continued commitment to utilize our strong cash flow to enhance value for our shareholders.”
About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE: HPY), the fifth largest payments processor in the United States, delivers credit/debit/prepaid card processing, mobile commerce, eCommerce, marketing solutions, security technology, payroll solutions, and related business solutions and services to more than 250,000 business and educational locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. Heartland also established The Sales Professional Bill of Rights to advocate for the rights of sales professionals everywhere. More detailed information can be found by visiting HeartlandPaymentSystems.com, HeartlandPaymentSystems.com/Careers, Heartlandpaymentsystems.com/Blog or following the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events.  Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2012. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Media Contacts:
Michael J. LaCosta
Director of Public Relations
Heartland Payment Systems
1-888-798-3131, ex. 2245
michael.lacosta@e-hps.com

Leanne Scott Brown
Vault Communications
610-455-2742
LBrown@VaultCommunications.com